Exhibit 10.31

SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of January 10, 2022, by and between OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 of the Loan Agreement (as defined below) or otherwise party thereto from time to time (each a “Lender” and collectively, the “Lenders”) including Oxford in its capacity as a Lender, ACELRX PHARMACEUTICALS, INC., a Delaware corporation with offices located at 25821 Industrial Blvd., Suite 400, Hayward, California 94545 (“Existing Borrower”), and LOWELL THERAPEUTICS, LLC, a Delaware limited liability company with offices located at 25821 Industrial Blvd., Suite 400, Hayward, California 94545 (“New Borrower” and together with Existing Borrower, individually and collectively, jointly and severally, “Borrower”).

Recitals

A.           Collateral Agent, Lenders and Borrower have entered into that certain Loan and Security Agreement dated as of May 30, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of May 5, 2021 (as amended or modified from time to time, collectively, the “Loan Agreement”).

B.           Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.           Existing Borrower has acquired New Borrower, and New Borrower has become a wholly owned subsidiary of Existing Borrower, pursuant to the terms of that certain Agreement and Plan of Merger dated as of November 14, 2021 by and among Existing Borrower, Lowell Therapeutics, Inc., AcelRx Intermediate Sub, Inc., AcelRx Consolidation Sub, LLC and James Wilkie, as stockholder representative.

D.           Existing Borrower has requested that Collateral Agent and Lenders (i) add New Borrower as a Borrower under the Loan Agreement and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

E.           Collateral Agent and Lenders have agreed to modify and amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.           Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.           Joinder.

2.1           New Borrower. New Borrower hereby is added as a “Borrower” under the Loan Agreement. All references in the Loan Agreement to “Borrower” shall hereafter mean and include the Existing Borrower and New Borrower individually and collectively, jointly and severally; and New Borrower shall hereafter have all rights, duties and obligations of “Borrower” thereunder.

2.2           Joinder to Loan Agreement. New Borrower hereby joins the Loan Agreement and each of the Loan Documents (other than the Warrants) and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents (other than the Warrants), as if it were originally named a “Borrower” therein. Without limiting the generality of the preceding sentence, New Borrower agrees that it will be jointly and severally liable, together with Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

2.3           Subrogation and Similar Rights. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Amendment, the Loan Agreement, the Loan Documents or any other related documents, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Amendment and the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

2.4           Grant of Security Interest. New Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. New Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that are permitted by the terms of the Loan Agreement to have priority to Collateral Agent’s Lien. New Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of the Loan Agreement, by New Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code.

2.5           Representations and Warranties. New Borrower hereby represents and warrants to Collateral Agent and each Lender that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct on the date hereof with respect to Existing Borrower and New Borrower, with the same force and effect as if New Borrower were named as “Borrower” in the Loan Documents in addition to Existing Borrower.

3.           Amendment to Loan Agreement.

3.1           General. Each reference to the phrase “[n]either Borrower” in the Loan Agreement hereby is replaced with “[n]o Borrower.”

4.           Limitation of Joinder and Amendment.

4.1           The joinder and amendment set forth in Sections 2 and 3 are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

4.2           This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5.           Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

5.1           Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof), except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date, and (b) no Event of Default has occurred and is continuing;

5.2           Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3           The organizational documents of Borrower delivered to Collateral Agent and Lenders prior to the date hereof remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

5.5           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6           The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower; and

5.7           This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.           Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.           Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Collateral Agent and Lenders of the following (unless otherwise waived by the Collateral Agent and Lenders):

(a)           this Amendment duly executed by each party hereto;

(b)           a Limited Liability Company Borrowing Certificate duly executed by New Borrower;

(c)           a Perfection Certificate duly executed by New Borrower;

(d)           Amended and Restated Secured Promissory Notes duly executed by each Borrower;

(e)           good standing certificates for New Borrower certified by the Secretary of State (or equivalent agency) of the State of Delaware and each jurisdiction in which New Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the date of this Amendment;

(f)           a duly filed UCC Financing Statement with the Secretary of State of the State of Delaware, identifying New Borrower as a debtor;

(g)           the certificates and information required by Sections 2(b)(ix), 2(b)(xii) and 2(b)(xiii) of that certain Consent under Loan and Security Agreement dated as of November 14, 2021 by and among Collateral Agent, Lenders and Existing Borrower, with such modifications as approved by the Collateral Agent and Lenders; and

(h)           Borrower’s payment of all Lenders’ Expenses to the extent invoiced through the date of this Amendment.

8.           Conditions Subsequent. Borrower agrees to provide each of the following to Collateral Agent and Lenders and Borrower acknowledges and agrees that its failure to deliver any of the following in accordance with the deadline for such item shall be an immediate Event of Default under the Loan Agreement:

(a)           no later than (i) thirty (30) days (or such longer period as Collateral Agent shall agree in writing in its discretion), Collateral Agent and Lenders shall have received, in form and substance reasonably satisfactory to Collateral Agent, fully-executed Control Agreements in favor of Collateral Agent for all Collateral Accounts of New Borrower (other than the Collateral Account of New Borrower at Middlesex Savings Bank disclosed on the Perfection Certificate delivered pursuant to Section 7(c) of this Amendment) required by Section 6.6 of the Loan Agreement and (ii) sixty (60) days (or such longer period as Collateral Agent shall agree in writing in its discretion), Collateral Agent and Lenders shall have received, in form and substance reasonably satisfactory to Collateral Agent, (A) evidence that such Collateral Account of New Borrower at Middlesex Savings Bank has been closed or (B) a fully-executed Control Agreement in favor of Collateral Agent for such Collateral Account of New Borrower at Middlesex Savings Bank; and

(b)           no later than sixty (60) days (or such longer period as Collateral Agent shall agree in writing in its discretion), Collateral Agent and Lenders shall have received, in form and substance reasonably satisfactory to Collateral Agent, (x) a fully-executed landlord waiver for New Borrower’s leased real property at 110 Canal Street, Lowell, Massachusetts 01852 or (y) evidence in form and substance reasonably satisfactory to Collateral Agent that such lease has been terminated.

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In Witness Whereof, the parties hereto have caused this amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By:	/s/ Joshua Friedman
Name:	Joshua Friedman
Title:	Chief Financial Officer

BORROWER:

ACELRX PHARMACEUTICALS, INC.

By:	/s/ Raffi Asadorian
Name:	Raffi Asadorian
Title:	Chief Financial Officer

LOWELL THERAPEUTICS, LLC

By:	/s/ Raffi Asadorian
Name:	Raffi Asadorian
Title:	Chief Financial Officer

[Signature Page to Second Amendment to Loan and Security Agreement]